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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Foster Wheeler Ltd. of our report dated March 25, 2003 except for Note 24 as to which the date is June 18, 2003 and Note 28 as to which the date is July 15, 2003, relating to the consolidated financial statements, which appears in Foster Wheeler Ltd.'s Current Report on Form 8-K dated July 15, 2003. We also consent to the incorporation by reference of our report dated March 25, 2003, relating to the financial statement schedules, which appears in Foster Wheeler Ltd.'s Annual Report on Form 10-K/A for the year ended December 27, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
July 15, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS